UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.               )
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M & T Bank Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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M&T BANK CORPORATION
One M&T Plaza
Buffalo, New York 14203
Notice of 2006 Annual Meeting of Stockholders
and
Proxy Statement

M&T BANK CORPORATION
One M&T Plaza
Buffalo, New York 14203
March 8, 2006
Dear Stockholder,
You are cordially invited to attend the 2006 Annual Meeting of Stockholders of M&T Bank Corporation. Our annual meeting will be held on the 10th floor of One M&T Plaza in Buffalo, New York on Tuesday, April 18, 2006 at 11:00 a.m.
Stockholders will be asked to elect 20 directors and ratify the appointment of PricewaterhouseCoopers LLP as our independent public accountant for the year ending December 31, 2006. Information about the nominees for director and PricewaterhouseCoopers LLP can be found in the attached proxy statement.
Whether or not you presently plan to attend the meeting, please indicate your vote by using the enclosed proxy card or by voting by telephone or the Internet. You may withdraw your proxy if you attend the meeting and wish to vote in person.
We urge you to vote for the election of all 20 nominees and to ratify the appointment of PricewaterhouseCoopers LLP as the independent public accountant of M&T Bank Corporation.

ROBERT G. WILMERS	ROBERT E. SADLER, JR.
Chairman of the Board	President and
Chief Executive Officer

YOUR VOTE IS IMPORTANT
It is important that your shares be represented and voted at the Annual Meeting of Stockholders. Stockholders whose shares are held in registered form have a choice of using a traditional proxy card or voting by telephone or the Internet, as described on your proxy card. Stockholders or other beneficial owners of shares whose shares are held in the name of a broker, bank or other holder of record must vote using the form of proxy sent by the nominee. Check your proxy card or the information forwarded by your broker, bank or other holder of record to see which options are available to you. Any stockholder present at the meeting may withdraw his or her proxy and vote personally on any matter properly brought before the meeting.
DISCONTINUE DUPLICATE MAILINGS
M&T Bank Corporation currently provides annual reports to stockholders who receive proxy statements. If you are a stockholder of record and have more than one account in your name or at the same address as other stockholders of record, you may authorize M&T Bank Corporation to discontinue mailings of multiple annual reports. To discontinue duplicate mailings, please either mail your request to M&T Bank Corporation, Attention: Shareholder Relations, One M&T Plaza, Buffalo, New York 14203, or send your request to Shareholder Relations via electronic mail at ir@mandtbank.com.

M&T BANK CORPORATION
One M&T Plaza
Buffalo, New York 14203
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TIME	11:00 a.m., local time, on Tuesday, April 18, 2006.

PLACE	One M&T Plaza
10th Floor
Buffalo, New York 14203

ITEMS OF BUSINESS	(1) To elect 20 directors for a term of one (1) year and until their successors have been elected and qualified.

(2) To ratify the appointment of PricewaterhouseCoopers LLP as the independent public accountant of M&T Bank Corporation for the year ending December 31, 2006.

(3) To transact such other business as may properly come before the meeting and any adjournments thereof.

RECORD DATE	Holders of the Common Stock of record at 5:00 p.m., Eastern Standard Time, on February 28, 2006 are entitled to vote at the meeting.

VOTING	It is important that your shares be represented and voted at the meeting. You can vote your shares by proxy by using one of the following methods: Mark, sign, date and promptly return the enclosed proxy card in the postage-paid envelope furnished for that purpose, or vote by telephone or the Internet using the instructions on the enclosed proxy card. Any proxy may be revoked in the manner described in the accompanying Proxy Statement at any time prior to its exercise at the Annual Meeting of Stockholders. Any stockholder present at the meeting may withdraw his or her proxy and vote personally on any matter properly brought before the meeting.

March 8, 2006	MARIE KING
Corporate Secretary

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-ii-

M&T BANK CORPORATION
PROXY STATEMENT
INTRODUCTION
This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of M&T Bank Corporation of proxies in the accompanying form for use at the 2006 Annual Meeting of Stockholders or any adjournment or adjournments thereof.
The Annual Meeting of Stockholders of M&T Bank Corporation will be held on the 10th floor of One M&T Plaza in Buffalo, New York on Tuesday, April 18, 2006, at 11:00 a.m., local time. M&T Bank Corporation’s mailing address is One M&T Plaza, Buffalo, New York 14203, and its telephone number is (716) 842-5445.
This Proxy Statement and the accompanying form of proxy are first being sent to stockholders of record on or about March 8, 2006. A copy of M&T Bank Corporation’s Annual Report for 2005, including financial statements, has either previously been delivered or accompanies this Proxy Statement, but is not part of the proxy solicitation materials.
VOTING RIGHTS
Stockholders of record at 5:00 p.m., Eastern Standard Time, on February 28, 2006 are entitled to vote at the Annual Meeting. At that time, M&T Bank Corporation had outstanding 111,362,237 shares of common stock, $0.50 par value per share (“Common Stock”). Each share of Common Stock is entitled to one vote. Shares may not be voted at the meeting unless the owner is present or represented by proxy. A stockholder can be represented through the return of a physical proxy or by utilizing the telephone or Internet voting procedures. The telephone and Internet voting procedures are designed to authenticate stockholders by use of a control number and allow stockholders to confirm that their instructions have been properly recorded. The method by which you vote will in no way limit your right to vote at the Annual Meeting if you later decide to attend in person. A stockholder giving a proxy may revoke it at any time before it is exercised by giving written notice of such revocation or by delivering a later dated proxy, in either case, to Marie King, Corporate Secretary, at the address set forth above, or by the vote of the stockholder in person at the Annual Meeting.
Proxies will be voted in accordance with the stockholder’s direction, if any. Unless otherwise directed, proxies will be voted in favor of the election as directors of the persons named under the caption “NOMINEES FOR DIRECTOR” and in favor of ratifying the appointment of PricewaterhouseCoopers LLP as the independent public accountant of M&T Bank Corporation for the year ending December 31, 2006.
The presence in person or by proxy of the holders of a majority of the outstanding Common Stock will constitute a quorum for the transaction of business at the meeting. Broker non-votes will be counted as being present or represented at the meeting for purposes of establishing a quorum.
The vote of a plurality of the shares of Common Stock present or represented at the meeting is required for the election of directors, assuming a quorum is present or represented at the meeting.
The vote of a majority of the votes cast at the meeting is required to ratify the appointment of

PricewaterhouseCoopers LLP as the independent public accountant of M&T Bank Corporation for the year ending December 31, 2006, assuming a quorum is present or represented at the meeting. An abstention with respect to the ratification of PricewaterhouseCoopers LLP as the independent public accountant of M&T Bank Corporation will not constitute a vote cast and therefore will not affect the outcome of the vote on the ratification of PricewaterhouseCoopers LLP as the independent public accountant of M&T Bank Corporation.
Broker non-votes will not constitute votes cast for purposes of determining, and therefore will have no effect on, the outcome of the vote for the election of directors or the ratification of PricewaterhouseCoopers LLP as the independent public accountant of M&T Bank Corporation.
PRINCIPAL BENEFICIAL OWNERS OF SHARES
The following table sets forth certain information with respect to all persons or groups known by M&T Bank Corporation to be the beneficial owners of more than 5% of its outstanding Common Stock as of February 28, 2006.

		Amount
		and Nature
		of Beneficial	Percent
Name and address of beneficial owner		Ownership	of class
Allied Irish Banks, p.l.c.	Bankcentre, Ballsbridge Dublin 4, Ireland	26,700,000 (1)	23.98%

Robert G. Wilmers and others:

R.I. REM Investments S.A.	Eskildsen & Eskildsen Calle 50 102 Edifico Universal Planta Baja Panama	4,513,200	4.05%

Interlaken Foundation	2214 Massachusetts Ave., N.W. Washington, D.C. 20008	66,770	less than 1%

St. Simon Charitable Foundation	2214 Massachusetts Ave., N.W. Washington, D.C. 20008	158,207	less than 1%

Roche Foundation	One M&T Plaza, 19th floor Buffalo, NY 14203	93,683	less than 1%

West Ferry Foundation	One M&T Plaza, 19th floor Buffalo, NY 14203	182,380	less than 1%

Elisabeth Roche Wilmers	One M&T Plaza, 19th floor Buffalo, NY 14203	502,610	less than 1%

		Amount
		and Nature
		of Beneficial	Percent
Name and address of beneficial owner		Ownership	of class
Robert G. Wilmers and others (continued):

Robert G. Wilmers	One M&T Plaza, 19th floor Buffalo, NY 14203	5,243,893	4.68%

Group Total		10,259,703 (2)	9.17%

Berkshire Hathaway Inc.	1440 Kiewit Plaza Omaha, NE 68131	6,708,760 (3)	6.02%

(1)	Allied Irish Banks, p.l.c. (“AIB”) has filed with the U.S. Securities and Exchange Commission (“SEC”) a Schedule 13D reporting that it is the beneficial owner of in excess of 5% of the outstanding shares of Common Stock and that it has sole voting and dispositive power with respect to the indicated shares.

(2)	The members of this group have jointly filed with the SEC a Schedule 13D, as amended, indicating that they constitute a “group” as such term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (“Exchange Act”). Each member of the group has indicated in such amended Schedule 13D or otherwise advised M&T Bank Corporation that such member has sole voting and dispositive power with respect to the shares indicated opposite such member’s name in the table.

Robert G. Wilmers, chairman of the board of M&T Bank Corporation, is the trustee of the West Ferry Foundation, a charitable trust formed by him, and, as trustee, he holds sole voting and dispositive power over the shares which it owns. Mr. Wilmers is also the sole director and president of the Roche Foundation, and he holds sole voting and dispositive power over the shares owned by it. He is a director and president of the Interlaken Foundation and the St. Simon Charitable Foundation, and he holds voting and dispositive power over the shares owned by each of them. As to Mr. Wilmers, the shares indicated in the table as being owned by him include the shares owned by the Interlaken Foundation, the West Ferry Foundation, the Roche Foundation, and the St. Simon Charitable Foundation, 400,000 shares owned by a limited liability company of which he is the sole member, and 570,000 shares subject to options granted under the M&T Bank Corporation 1983 Stock Option Plan (the “1983 Stock Option Plan”) and the M&T Bank Corporation 2001 Stock Option Plan (the “2001 Stock Option Plan”) which are currently exercisable or are exercisable within 60 days after February 28, 2006 and which were deemed to be outstanding for purposes of calculating the percentage of outstanding shares beneficially owned by Mr. Wilmers and the group. See also the footnotes applicable to Mr. Wilmers in the table set forth under the caption “STOCK OWNERSHIP BY DIRECTORS AND EXECUTIVE OFFICERS.”

(3)	Warren E. Buffett, Berkshire Hathaway Inc., National Indemnity Company, OBH, Inc., National Fire and Marine Insurance Company, GEICO Corporation and Government Employees Insurance Company have jointly filed with the SEC a Schedule 13G, as amended, reporting that they are the beneficial owners of in excess of 5% of the outstanding shares of Common Stock and that they have shared voting and dispositive power with respect to the indicated shares.

M&T Bank Corporation is the sponsor of various employee benefit plans that hold an aggregate amount of 2,925,728 shares of Common Stock as of February 28, 2006, of which its principal banking subsidiary, Manufacturers and Traders Trust Company (“M&T Bank”), has sole voting authority over 327,923 of such shares. The remaining 2,597,805 shares of Common Stock are voted by the trustee of the applicable employee benefit plan pursuant to the instructions of the participants in accordance with the terms of such plan. Certain of the directors and executive officers of M&T Bank Corporation hold indirect beneficial interests in the holdings of these employee benefit plans. See also footnote (5) in the table set forth under the caption “STOCK OWNERSHIP BY DIRECTORS AND EXECUTIVE OFFICERS.”

ELECTION OF DIRECTORS
Shares represented by properly executed proxies will be voted, unless such authority is withheld, for the election as directors of M&T Bank Corporation of the following 20 persons recommended by the Board of Directors, to hold office until the 2007 Annual Meeting of Stockholders and until their successors have been elected and qualified. Each of the nominees listed below was elected at the 2005 Annual Meeting of Stockholders, except for Mr. Doherty, who was nominated by AIB to succeed Gary Kennedy upon his resignation as a director and was elected as a director on September 20, 2005.
In accordance with its rights under the Agreement and Plan of Reorganization dated September 26, 2002 by and among M&T Bank Corporation, AIB and Allfirst Financial Inc. (“Allfirst”), pursuant to which M&T Bank Corporation acquired Allfirst on April 1, 2003, AIB has designated Michael D. Buckley, Colm E. Doherty, Richard G. King and Eugene J. Sheehy (the “AIB Designees”) as nominees to stand for election as directors of M&T Bank Corporation.
If any nominee for any reason should become unavailable for election or if a vacancy should occur before the election (which events are not expected), it is intended that the shares represented by the proxies will be voted for such other person, if any, as the Nomination, Compensation and Governance Committee shall designate. In the event that any of the AIB Designees are unable to serve as directors for any reason, AIB has the right to designate replacements and the shares represented by the proxies will be voted for such designee or designees.
The principal occupation of each of the nominees for the last five years is listed below. The information with respect to the nominees is as of February 28, 2006, and includes each nominee’s affiliations with M&T Bank Corporation’s subsidiary banks, M&T Bank and M&T Bank, National Association (“M&T Bank, N.A.”), and with M&T Bank’s principal operating subsidiaries.
NOMINEES FOR DIRECTOR
BRENT D. BAIRD is 67, is a member of the Executive and the Nomination, Compensation and Governance Committees and has been a director since 1983.
Mr. Baird is a private investor. He is a director of M&T Bank and a member of its Executive and Trust and Investment Committees. Mr. Baird is a director of M&T Financial Corporation and a member of M&T Bank’s Directors Advisory Council-New York City Division. He is president of First Carolina Investors, Inc., a non-diversified investment company. Mr. Baird is also a director of Merchants Group, Inc. and Todd Shipyards Corporation.
ROBERT J. BENNETT is 64, is a member of the Executive Committee and has been a director since 1998.
Mr. Bennett is a director of M&T Bank and a member of its Executive and Trust and Investment Committees. He is a member of M&T Bank’s Directors Advisory Council-Syracuse Division. Mr. Bennett served as chairman of the board of M&T Bank Corporation from April 1, 1998 until his retirement on July 18, 2000. He was chairman of the board, president and chief executive officer of ONBANCorp, Inc. and its main bank subsidiary from May 1989 until M&T Bank Corporation’s acquisition of ONBANCorp, Inc. on April 1, 1998. Mr. Bennett is a private investor, a principal of Wooded Valley Estates, LLC II, and is a director of Farmers and Traders Life Insurance Company, Welch Allyn Holdings, Inc., and Hand Held Products, Inc.

C. ANGELA BONTEMPO is 65, is a member and the chair of the Audit Committee and has been a director since 1991.
Ms. Bontempo is the president, chief executive officer and a director of Saint Vincent Health System, located in Erie, Pennsylvania. From 1998 to June 2001, she was president and chief executive officer of Bryant & Stratton College, a system of colleges headquartered in Buffalo, New York. From 1994 through 1998, Ms. Bontempo served as senior vice president and executive director of the Roswell Park Cancer Institute. She is a director of M&T Bank and a member and the chair of its Examining Committee. Ms. Bontempo is also a member of the advisory board of Ciminelli Development Company, Inc., and is a director of Bryant & Stratton College, the Pennsylvania Catholic Health Association, the Vantage Holding Group, LLC, and a board member of Healthcare Association of Pennsylvania.
ROBERT T. BRADY is 65, is a member of the Nomination, Compensation and Governance Committee and has been a director since 1994.
Mr. Brady is chairman of the board of directors and chief executive officer of Moog Inc., a worldwide manufacturer of control systems and components for aircraft, satellites and automated machinery. He is a director of M&T Bank. Mr. Brady is a director of Seneca Foods Corporation, National Fuel Gas Company and Astronics Corporation. He is also a director of the Buffalo Niagara Partnership, a director of the Albright-Knox Art Gallery and serves as a trustee of the University at Buffalo Foundation, Inc.
EMERSON L. BRUMBACK is 54 and has been a director since 2003. He is an executive vice president of M&T Bank Corporation.
Mr. Brumback is president, chief operating officer and a director of M&T Bank, and executive vice president and a director of M&T Bank, N.A. He also is a director and officer of a number of principal subsidiaries of M&T Bank. Mr. Brumback serves as a director of the Federal Reserve Bank of New York, Buffalo Branch. He also serves on the boards of the Consumer Bankers Association, the Northern Kentucky University Foundation, the Martin House Restoration Corporation and the Great Lakes Higher Education Corporation.
MICHAEL D. BUCKLEY is 61, is a member of the Executive and Nomination, Compensation and Governance Committees and has been a director since 2003.
Mr. Buckley retired as group chief executive and as a director of Allied Irish Banks, p.l.c. on June 30, 2005. He was a director of Allied Irish Banks, p.l.c. since 1995. Mr. Buckley was a former managing director of the AIB Poland Division and of the AIB Capital Markets Division. He is a director of M&T Bank and a member of its Executive and Trust and Investment Committees. Mr. Buckley is also a director of DCC plc, a business support services company quoted on the Dublin and London stock exchanges. He chairs a group which advises the Irish government on its enterprise agenda. Mr. Buckley is a senior advisor to a number of privately-held companies and sits on the board of the Irish Chamber Orchestra.
T. JEFFERSON CUNNINGHAM III is 63 and has been a director since 2001.
Mr. Cunningham is a director of M&T Bank and a member and the chairman of M&T Bank’s Directors Advisory Council-Hudson Valley Division. He assumed his positions with M&T Bank Corporation and M&T Bank upon M&T Bank Corporation’s acquisition of Premier National Bancorp, Inc. (“Premier”) on February 9, 2001. From 1994 through February 9, 2001, Mr. Cunningham served as chairman of the board and chief executive officer of Premier and its bank subsidiary, Premier National Bank, and of Premier’s predecessor, Hudson Chartered Bancorp, Inc. Mr. Cunningham is chairman and chief executive officer of Magnolia Capital Management, Ltd., a trustee of Boscobel

Restoration, Inc., a trustee of Open Space Institute, an advisory director of the Hudson River Valley Greenway Communities Council, and a member of the management council of the Hudson Valley Economic Development Corp.
COLM E. DOHERTY is 47 and has been a director since 2005.
Mr. Doherty is the managing director of AIB Capital Markets plc and has been a director of Allied Irish Banks, p.l.c. since 2003. He is a director of M&T Bank. Mr. Doherty is a member of the board of Allied Energy Holdings, Commerzbank Europe and the Worldwide Opportunity Fund.
RICHARD E. GARMAN is 75, is a member of the Executive Committee and has been a director since 1987.
Mr. Garman is a former president of R&P Oak Hill, LLC, a real estate company, former president of Newbery Alaska, Inc., an electrical contractor, and former managing partner of R.E.G. LLC, a private investment company. Prior to July 19, 2000, he was president and chief executive officer of A.B.C. Paving Co., Inc. and Buffalo Crushed Stone, Inc. Mr. Garman is a director of M&T Bank and a member of its Executive and Trust and Investment Committees. He is also a director of the Buffalo Niagara Partnership and the Greater Frontier Council of the Boy Scouts of America.
DANIEL R. HAWBAKER is 66 and has been a director since 2000.
Mr. Hawbaker is the president and chief executive officer of Glenn O. Hawbaker, Inc., a heavy construction services and products company located in State College, Pennsylvania. He is a director of M&T Bank. Mr. Hawbaker had served as a director of Keystone Financial Bank, N.A. and its predecessor from 1989 through M&T Bank Corporation’s acquisition of Keystone Financial Inc. (“Keystone”) on October 6, 2000.
PATRICK W.E. HODGSON is 65, is a member of the Audit Committee and has been a director since 1987.
Mr. Hodgson is president of Cinnamon Investments Limited, a private investment company with real estate and securities holdings. He is a director and chairman of the board of Todd Shipyards Corporation. Mr. Hodgson is a director and a member of the Examining Committee of M&T Bank. He is a director of First Carolina Investors, Inc.
RICHARD G. KING is 61 and has been a director since 2000.
Mr. King is president, chief operating officer and a director of Utz Quality Foods, Inc., a manufacturer and distributor of salted snack foods located in Hanover, Pennsylvania. He is a director of M&T Bank and a member of its Community Reinvestment Act Committee. Mr. King had served as a director of Keystone from 1997 and as director of Keystone Financial Bank, N.A. from 1999 through M&T Bank Corporation’s acquisition of Keystone. He is also a director of Hanover Lantern, Inc.
REGINALD B. NEWMAN, II is 68, is a member of the Audit Committee and has been a director since 1998.
Mr. Newman is chairman of the board of NOCO Energy Corp., a distributor of petroleum products based in Buffalo, New York. He is a director and member of the Examining Committee of M&T Bank. Mr. Newman is a director and chairman of Rand Capital Corp., Dunn Tire Corp. and Taylor Devices, Inc. He also serves as a trustee and chairman of the University at Buffalo Foundation, Inc.

JORGE G. PEREIRA is 72 and has been a director since 1982. He is the vice chairman of the board of M&T Bank Corporation and is a member and the chairman of its Nomination, Compensation and Governance Committee.
Mr. Pereira is a private investor. He is a vice chairman of the board and a director of M&T Bank. Mr. Pereira also serves as the “lead outside director” of the board of M&T Bank Corporation and has been designated as the presiding director of the non-management directors of M&T Bank Corporation when they meet in executive sessions without management.
MICHAEL P. PINTO is 50 and has been a director since 2003. He is an executive vice president of M&T Bank Corporation.
Mr. Pinto is a vice chairman and a director of M&T Bank, chairman and chief executive officer of M&T Bank’s Mid-Atlantic Division, and executive vice president and a director of M&T Bank, N.A. He is also a director and officer of a number of principal subsidiaries of M&T Bank. Mr. Pinto joined M&T Bank in 1985 as an executive associate. He is a member of the board of directors of the Maryland Bankers Association and the Economic Alliance of Greater Baltimore.
ROBERT E. SADLER, JR. is 60 and has been a director since 1999. He is president and chief executive officer of M&T Bank Corporation and is a member of its Executive Committee.
Mr. Sadler is the chief executive officer of M&T Bank and a member of its Executive and Trust and Investment Committees, and is chairman of the board, president and chief executive officer of M&T Bank, N.A. He is also a director and officer of a number of principal subsidiaries of M&T Bank. Mr. Sadler serves as a director of Delaware North Companies, Incorporated, Gibraltar Industries, Inc. and Security Mutual Life Insurance Company of New York. He is also a member of the Financial Services Roundtable and a member of the board of managers of the Buffalo Society of Natural Sciences.
EUGENE J. SHEEHY is 51 and has been a director since 2003.
Mr. Sheehy is the group chief executive of Allied Irish Banks, p.l.c. and has been a director since 2005. He is a director of M&T Bank. From April 1, 2003 until April 1, 2005, Mr. Sheehy was the chairman and chief executive officer of M&T Bank’s Mid-Atlantic Division. Prior to April 1, 2003, he served as chief executive officer of AIB’s USA Division from March 14, 2002 and chairman of the board of Allfirst from April 30, 2002. Mr. Sheehy also served as president and chief executive officer of Allfirst Bank from July 31, 2002 through the date of the Allfirst acquisition. Prior to March 14, 2002, Mr. Sheehy was the managing director of AIB Bank Republic of Ireland.
STEPHEN G. SHEETZ is 58 and has been a director since 2000.
Mr. Sheetz is chairman of Sheetz, Inc., the owner of a chain of convenience stores operating in six Mid-Atlantic and northeastern states. He is a director of M&T Bank and a member of its Community Reinvestment Act Committee. Mr. Sheetz had served as a director of Keystone Financial Bank, N.A. from 1999 through M&T Bank Corporation’s acquisition of Keystone.
HERBERT L. WASHINGTON is 55 and has been a director since 1996.
Mr. Washington is president of H.L.W. Fast Track, Inc., the owner and operator of twenty-one McDonald’s Restaurants located in Ohio and Pennsylvania. He is also the owner of Syracuse Minority Television, Inc. Mr. Washington is a director of M&T Bank and a member of its Community Reinvestment Act Committee. He is a member of the board of directors of the Youngstown Chamber of Commerce.

ROBERT G. WILMERS is 71 and has been a director since 1982. He is the chairman of the board of M&T Bank Corporation, and is the chairman of its Executive Committee.
Mr. Wilmers is the chairman of the board of M&T Bank, chairman of its Executive Committee and a member of its Trust and Investment Committee. He is a director of Allied Irish Banks, p.l.c. Mr. Wilmers is also a director of The Business Council of New York State, Inc., the Financial Services Roundtable and the Andy Warhol Foundation, and a member of the John F. Kennedy School of Government Visiting Committee at Harvard University.
The Board of Directors recommends a vote FOR the election of all 20 nominees.
The voting requirements with respect to the election of directors are specified under the caption “VOTING RIGHTS.”

PROPOSAL TO RATIFY THE APPOINT-MENT OF PricewaterhouseCoopers LLP AS THE INDEPENDENT PUBLIC ACCOUNTANT OF M&T BANK CORPORATION
On February 21, 2006, the Audit Committee selected PricewaterhouseCoopers LLP, certified public accountants, as the principal independent public accountant of M&T Bank Corporation for the year 2006, a capacity in which it has served since 1984.
Although stockholder approval of the selection of the independent public accountant is not required by law, M&T Bank Corporation has determined that it is desirable to request that the stockholders ratify the Audit Committee’s appointment of PricewaterhouseCoopers LLP as M&T Bank Corporation’s independent public accountant for the year ending December 31, 2006. In the event the stockholders fail to ratify the appointment, the Audit Committee will reconsider this appointment and make such a determination as it believes to be in M&T Bank Corporation’s and its stockholders’ best interests. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent public accountant at any time during the year if the Audit Committee determines that such a change would be in M&T Bank Corporation’s and its stockholders’ best interests.
Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting of Stockholders. The representatives may, if they wish, make a statement and, it is expected, will be available to respond to appropriate questions.
Following is a summary of the fees billed to M&T Bank Corporation by PricewaterhouseCoopers LLP for professional services rendered during 2005 and 2004, which fees totaled $2,272,480 and $2,185,429, respectively, and are categorized in accordance with the SEC’s rules on auditor independence as follows:
Audit Fees. Fees billed by PricewaterhouseCoopers LLP for services rendered for the audit of M&T Bank Corporation’s annual consolidated financial statements as of and for the years ended December 31, 2005 and 2004, for its review of M&T Bank Corporation’s quarterly consolidated financial statements during 2005 and 2004, and for other audit and attest services in connection with statutory and regulatory filings as of and for the years ended December 31, 2005 and 2004, totaled $1,873,445 and $1,612,700, respectively.
Audit-Related Fees. Fees billed by PricewaterhouseCoopers LLP for audit-related services, including audits of employee benefit plans and other attestation services that are not required by statute or regulation rendered to M&T Bank Corporation totaled $294,960 and $201,450 for the years ended December 31, 2005 and 2004, respectively. Of the audit-related fees billed for the years ended December 31, 2005 and 2004, all services were pre-approved by the Audit Committee.
Tax Fees. Fees billed by PricewaterhouseCoopers LLP for tax compliance, planning and consulting totaled $87,475 and $371,279 for the years ended December 31, 2005 and 2004, respectively. Of the tax fees billed for the years ended December 31, 2005 and 2004, all services were pre-approved by the Audit Committee.
All Other Fees. PricewaterhouseCoopers LLP billed a total of $16,600 for the year ended December 31, 2005 for internal audit software licensing fees. The software licensing fees billed for the year ended December 31, 2005 were pre-approved by the Audit Committee. No fees in this classification were billed by PricewaterhouseCoopers LLP for the year ended December 31, 2004.
In addition to the above services, PricewaterhouseCoopers LLP directly billed certain common trust funds sponsored by M&T Bank Corporation a total of $124,500 and $120,500 for the years ended December 31, 2005 and

2004, respectively, primarily for audits of annual common trust fund financial statements. The Audit Committee has determined that PricewaterhouseCoopers LLP’s provision of professional services is compatible with maintaining its independence. No fees were billed and no services were provided by PricewaterhouseCoopers LLP during 2005 and 2004 for financial information systems design and implementation.
Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Public Accountant. Beginning for the year ended December 31, 2003, M&T Bank Corporation instituted a policy that the Audit Committee pre-approve all audit and permissible non-audit services provided by the independent public accountant. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally detailed as to the particular service or category of services and is generally subject to a specific budget range. The independent public accountant and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent public accountant in accordance with this pre-approval policy, and the fees for the services performed to date. The Audit Committee may also pre-approve additional services on a case-by-case basis. In the period between meetings of the Audit Committee, the Chair of the Audit Committee is authorized to pre-approve such services on behalf of the Audit Committee provided that such pre-approval is reported to the Audit Committee at its next regularly scheduled meeting.
Before selecting PricewaterhouseCoopers LLP, the Audit Committee considered PricewaterhouseCoopers LLP’s qualifications as independent public accountants. This included a review of the qualifications of the engagement team, the quality control procedures the firm has established, any issues raised by the most recent quality control review of the firm, as well as its reputations for integrity and competence in the fields of accounting and auditing. The Audit Committee’s review also included matters required to be considered under the SEC’s rules on auditor independence, including the nature and extent of non-audit services, to ensure that the auditor’s independence will not be impaired. The Audit Committee has considered and determined that PricewaterhouseCoopers LLP’s provision of non-audit services to M&T Bank Corporation during 2005 is compatible with and did not impair PricewaterhouseCoopers LLP’s independence.
The Board of Directors recommends a vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the independent public accountant of M&T Bank Corporation for the year ending December 31, 2006.
The voting requirements with respect to this proposal are specified under the caption “VOTING RIGHTS.”

STOCK OWNERSHIP BY DIRECTORS AND EXECUTIVE OFFICERS
Direct and indirect ownership of Common Stock by each of the directors, each of the executive officers who are named in the Summary Compensation Table (the “Named Executive Officers”), and by all executive officers as a group is set forth in the following table as of February 28, 2006, together with the percentage of total shares outstanding represented by such ownership. (For purposes of this table, beneficial ownership has been determined in accordance with the provisions of Rule 13d-3 under the Exchange Act, under which, in general, a person is deemed to be the beneficial owner of a security if he or she has or shares the power to vote or to direct the voting of the security or the power to dispose or to direct the disposition of the security, or if he or she has the right to acquire the beneficial ownership of the security within 60 days.)

			Percent
Name of beneficial owner	Number of shares		of class
Brent D. Baird	387,095	(1)	(12)
Robert J. Bennett	217,798	(2)	(12)
C. Angela Bontempo	4,072	(3)	(12)
Robert T. Brady	3,372		(12)
Emerson L. Brumback	50,357	(4)(5)	(12)
Michael D. Buckley	0	(6)	(12)
T. Jefferson Cunningham III	19,767	(4)(5)	(12)
Colm E. Doherty	0	(6)	(12)
Richard E. Garman	244,618		(12)
Daniel R. Hawbaker	4,747	(7)	(12)
Patrick W.E. Hodgson	53,440	(8)	(12)
Richard G. King	11,820	(4)(6)	(12)
Reginald B. Newman, II	5,016	(9)	(12)
Jorge G. Pereira	2,255,664		2.03%
Michael P. Pinto	373,677	(4)(10)	(12)
Robert E. Sadler, Jr.	718,687	(4)(5)	(12)
Eugene J. Sheehy	1,153	(6)	(12)
Stephen G. Sheetz	19,656		(12)
Herbert L. Washington	5,525		(12)
Robert G. Wilmers	5,243,893	(4)(5)(11)	4.68%
Mark J. Czarnecki	193,114	(4)	(12)

All directors and executive officers as a group (31 persons)	10,524,916	(4)(5)	9.28%

(1)	Includes 125,000 shares owned by an entity of which Mr. Baird is president and as to which he shares voting and dispositive power.

(2)	Includes 10,610 shares held by trusts for which Mr. Bennett is a trustee and in which he has a pecuniary interest and investment power and 5,480 shares held by a close relative of Mr. Bennett for which beneficial ownership is disclaimed.

(3)	Includes 400 shares held by trusts for which Ms. Bontempo is a trustee and in which she has a pecuniary interest and investment power.

(4)	Includes the following shares subject to options granted under (a) M&T Bank Corporation’s stock option plans, and (b) plans of companies acquired by M&T Bank Corporation, the obligations of which have been assumed by M&T Bank Corporation and converted into options to receive shares of Common Stock, all of which are currently exercisable or are exercisable within 60 days after February 28, 2006: Mr. Brumback – 28,988 shares; Mr. Cunningham – 8,407 shares; Mr. King – 4,218 shares; Mr. Pinto – 304,182 shares; Mr. Sadler – 355,720 shares; Mr. Wilmers – 570,000 shares; Mr. Czarnecki – 158,468; and all directors and executive officers as a group – 2,047,033 shares.

(5)	Includes the following shares through participation in the M&T Bank Corporation Retirement Savings Plan (“Retirement Savings Plan”): Mr. Brumback – 1,589 shares; Mr. Cunningham – 331 shares; Mr. Sadler – 19,081 shares; Mr. Wilmers – 40,384 shares; and all directors and executive officers as a group – 79,549 shares. Such individuals retain voting and investment power over their respective shares in the Retirement Savings Plan.

(6)	Such person has been designated by AIB to serve as a director of M&T Bank Corporation pursuant to contractual rights. AIB owns 26,700,000 shares, beneficial ownership of which is disclaimed by such person.

(7)	Includes 742 shares owned by a corporation controlled by Mr. Hawbaker.

(8)	Includes 6,000 shares held by a close relative of Mr. Hodgson for which beneficial ownership is disclaimed. Also includes 45,000 shares owned by a corporation controlled by Mr. Hodgson.

(9)	Includes 1,230 shares held by a close relative of Mr. Newman for which beneficial ownership is disclaimed.

(10)	Includes 2,345 shares held by a close relative of Mr. Pinto for which beneficial ownership is disclaimed.

(11)	See footnote (2) to the table set forth under the caption “PRINCIPAL BENEFICIAL OWNERS OF SHARES.”

(12)	Less than 1%.
Section 16(a) Beneficial Ownership Reporting Compliance. Under Section 16(a) of the Exchange Act, M&T Bank Corporation’s directors and officers are required to report their beneficial ownership of the Common Stock and any changes in that beneficial ownership to the SEC and the New York Stock Exchange. M&T Bank Corporation believes that these filing requirements were satisfied by its directors and officers during 2005. In making the foregoing statement, M&T Bank Corporation has relied on copies of the reporting forms received by it or on the written representations from such reporting persons that no forms were required to be filed under the applicable rules of the SEC.

PERFORMANCE GRAPH
     The following graph contains a comparison of the cumulative stockholder return on the Common Stock against the cumulative total returns of the KBW 50 Index, compiled by Keefe, Bruyette & Woods, Inc., and the S&P 500 Index, compiled by Standard & Poor’s Corporation, for the five-year period beginning on December 31, 2000 and ending on December 31, 2005. The KBW 50 Index is comprised of fifty American banking companies, including all money-center and most major regional banks.
Comparison of Five-Year Cumulative Return*
Stockholder Value at Year End*

	2000	2001	2002	2003	2004	2005
M&T Bank Corporation	$100	109	120	151	168	173
KBW 50 Index	100	96	89	119	131	133
S&P 500 Index	100	88	69	88	98	103

*	Assumes a $100 investment on December 31, 2000 and reinvestment of all dividends.
In accordance with and to the extent permitted by applicable law or regulation, the information set forth above under the heading “Performance Graph” shall not be incorporated by reference into any future filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act and shall not be deemed to be “soliciting material” or to be “filed” with the SEC under the Securities Act or the Exchange Act.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS
Nomination, Compensation and Governance Committee Report on Executive Compensation
Overview of Executive Compensation Policy. A key objective of M&T Bank Corporation is to attract, develop and retain strong executive officers who are capable of maximizing M&T Bank Corporation’s performance for the benefit of its stockholders. In furtherance of this objective, the Nomination, Compensation and Governance Committee has adopted a compensation strategy for executive officers which utilizes reasonable base salaries, while placing heavy emphasis on the use of variable incentives, such as awards of cash bonuses and grants of stock options, in order to reward longer-term contributions to M&T Bank Corporation’s success.
M&T Bank Corporation periodically compares its compensation levels, practices and financial performance to a select group of commercial banking institutions of similar size, geographic market and business makeup. The Nomination, Compensation and Governance Committee considered eleven commercial banking companies which it believed were reasonably comparable to M&T Bank Corporation’s asset size and performance and which were generally located in the northeast or midwest (the “comparative group of banks”). All eleven of the commercial banking companies forming the comparative group of banks considered by the Nomination, Compensation and Governance Committee were included in the KBW 50 Index compiled by Keefe, Bruyette & Woods, Inc.
During 2005, M&T Bank Corporation retained the services of Mercer Human Resource Consulting LLC (“Mercer”), a human resources consulting firm, to perform a competitive compensation review of its executive officers and certain other senior management employees. This review encompassed base salaries, annual incentives and long-term incentives, including equity-based compensation. Based upon the information from Mercer, and with consideration of each individual’s performance, the chief executive officer and the executive vice president of Human Resources developed compensation recommendations for each executive officer to be presented to the Nomination, Compensation and Governance Committee for its consideration.
The Nomination, Compensation and Governance Committee meets in January of each year to consider salary determinations, stock option grants and annual incentive awards on account of the prior year’s performance.
Salaries. Base salaries of M&T Bank Corporation’s executive officers are determined by competitive, market-based pay practices, performance evaluations and expected future contributions. In line with its strategy of emphasizing variable pay, the Nomination, Compensation and Governance Committee generally targets the salaries of M&T Bank Corporation’s executive officers at or below the median of the comparative group of banks, while also considering the unique responsibilities and performance of each executive officer.
Annual Executive Incentive Plan. M&T Bank Corporation’s executive officers participate in the M&T Bank Corporation Annual Executive Incentive Plan (the “Annual Executive Incentive Plan”), which was adopted by the Nomination, Compensation and Governance Committee, effective January 1, 1993. The Annual Executive Incentive Plan provides for discretionary grants of cash awards to executive officers out of a fund established annually by the Nomination, Compensation and Governance Committee. In establishing this fund, the Nomination, Compensation and Governance Committee considers M&T Bank Corporation’s profitability, as well as the number of participants in the Annual Executive Incentive Plan, and may establish a minimum threshold of net operating earnings after taxes below which no fund will be created. At the end of the year, the Nomination, Compensation and Governance Committee may, in its discretion, increase the size of the established fund by no more than 50% to take into account its subjective assessment of management’s contribution to M&T Bank Corporation’s profitability. Generally, the Nomination, Compensation and Governance Committee targets awards under the Annual Executive Incentive Plan so that total cash compensation of M&T Bank Corporation’s executive officers is above the median of the comparative group of banks, provided M&T Bank Corporation’s overall performance relative to the comparative group of banks and the executive officers’ achievement on individual objectives warrants such a compensation level. Awards under the Annual Executive Incentive Plan are determined on a discretionary basis by the Nomination, Compensation and Governance Committee taking into account M&T Bank Corporation’s overall performance, the performance of the strategic business units for which the executive officers are responsible and their individual performance. The Nomination, Compensation and Governance Committee believes that determining awards on a discretionary basis allows it to better align awards with performance by reviewing performance after the year is completed.
Stock Option Awards. Consistent with its objective of attracting, developing and retaining strong executive management, M&T Bank Corporation provides potentially significant long-term incentive opportunities to its executive officers through discretionary grants of stock options under its stock option plan, thereby emphasizing the potential creation of long-term stockholder value and more closely aligning the interests of M&T Bank Corporation’s executive officers with those of its stockholders. Stock options are considered effective long-term incentives by the Nomination, Compensation and Governance Committee, because an executive can profit only if the value of the Common Stock increases. In making these grants, the Nomination, Compensation and Governance Committee considers its subjective assessment of M&T Bank Corporation’s past financial performance and future prospects, an executive officer’s current level of ownership of Common Stock and the number of stock options already held by the executive officer, the period during which an executive officer has been in a key position with M&T Bank Corporation, dilution, the number of shares of Common Stock outstanding, the market value of the Common Stock on the date of grant, individual performance and competitive practices within the comparative group of banks.
2005 Executive Compensation Determinations. At its January 18, 2005 meeting, the Nomination, Compensation and Governance Committee made 2005 salary determinations and stock option grants and annual incentive awards to M&T Bank Corporation’s executive officers on account of 2004 performance. While some of the performance factors considered by the Nomination, Compensation and Governance Committee in its 2005 compensation determinations for M&T Bank Corporation’s executive officers exceeded predetermined objectives, earnings growth in 2004 was below the expectations of the Nomination, Compensation and Governance Committee. Based upon the compensation recommendations developed by the chief executive officer, the Nomination, Compensation and Governance Committee did not award any stock options to any Named Executive Officer in January 2005 and significantly reduced the aggregate number of stock options awarded to all other executive officers. As a result, the Nomination, Compensation and Governance Committee determined that, upon consideration of the total compensation of the executive officers, salary increases in 2005 and annual incentive awards for 2004 performance would be determined by treating the performance factors as substantially meeting expectations.
At its January 17, 2006 meeting, the Nomination, Compensation and Governance Committee determined that M&T Bank

Corporation’s net operating earnings after taxes for 2005 exceeded the minimum threshold of profitability which had been previously established by the Nomination, Compensation and Governance Committee, thereby initiating the payment of cash bonuses to its executive officers in February of 2006 under the Annual Executive Incentive Plan, but the Nomination, Compensation and Governance Committee did not exercise its discretion to increase the aggregate size of the fund above the predetermined level.
The aggregate amount of the Annual Executive Incentive Plan pool for 2005 and individual awards to M&T Bank Corporation’s executive officers thereunder were reviewed and approved by the Nomination, Compensation and Governance Committee at its January 17, 2006 meeting. The Nomination, Compensation and Governance Committee considered, but did not formally weight, a number of quantitative and qualitative performance factors to evaluate the 2005 performance of executive officers and other employees under the Annual Executive Incentive Plan. The performance factors considered were: growth and composition of earnings; achieving business plans; asset quality; market share; and responsiveness to the economic environment. In determining its discretionary evaluation of the chief executive officer’s performance, the Nomination, Compensation and Governance Committee considered, but did not formally weight, certain performance objectives that it established for 2005 related to M&T Bank Corporation’s financial plan, including earnings growth, return on assets and return on equity, which were determined, in the aggregate, to have been substantially met in 2005. The Nomination, Compensation and Governance Committee also considered, but did not formally weight, the following performance factors: M&T Bank Corporation’s cumulative stockholder return; its asset quality relative to the banking industry as a whole; and market share in key markets and service niches.
The Nomination, Compensation and Governance Committee believes that the total compensation provided to M&T Bank Corporation’s executive officers is competitive and reflects M&T Bank Corporation’s performance. Also, the Nomination, Compensation and Governance Committee believes that M&T Bank Corporation’s compensation programs have helped to focus M&T Bank Corporation’s executive officers on increasing M&T Bank Corporation’s performance and stockholder value.
Internal Revenue Code Section 162(m). Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”) generally denies a deduction to any publicly held corporation for compensation paid to its chief executive officer and its four other highest-paid executive officers to the extent that any such individual’s compensation exceeds $1 million, subject to certain exceptions, including one for “performance-based compensation.” Generally, the Nomination, Compensation and Governance Committee seeks to maximize executive compensation deductions for federal income tax purposes. However, the Nomination, Compensation and Governance Committee believes that there may be circumstances in which the provision of compensation that is not fully deductible may be more consistent with the compensation philosophy and objectives of M&T Bank Corporation. In 2005, Messrs. Sadler and Wilmers received compensation of approximately $187,115 and $96,154, respectively, which was nondeductible under Section 162(m) of the Internal Revenue Code.
This report was prepared by the Nomination, Compensation and Governance Committee of the Board of Directors:
Jorge G. Pereira, Chairman
Brent D. Baird
Robert T. Brady
Michael D. Buckley

In accordance with and to the extent permitted by applicable law or regulation, the information contained in the Nomination, Compensation and Governance Committee Report on Executive Compensation shall not be incorporated by reference into any future filing under the Securities Act or the Exchange Act and shall not be deemed to be “soliciting material” or to be “filed” with the SEC under the Securities Act or the Exchange Act.
Nomination, Compensation and Governance Committee Interlocks and Insider Participation. Messrs. Pereira, Baird, Brady and Buckley served as members of the Nomination, Compensation and Governance Committee throughout 2005, and are currently serving as such. Mr. Pereira is a vice chairman of M&T Bank Corporation and M&T Bank, titular posts without day-to-day managerial responsibilities which he has held since April 18, 1984, and Mr. Pereira has not received additional compensation for serving in such capacities.
Members of the Nomination, Compensation and Governance Committee and their associates are, as they have been in the past, customers of, and have had transactions with, the banking and other operating subsidiaries of M&T Bank Corporation, and additional transactions may be expected to take place in the future between such persons and subsidiaries. Any loans from M&T Bank Corporation’s subsidiary banks to such persons and their associates outstanding at any time since the beginning of 2005 were made in the ordinary course of business of the banks on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than normal risk of collectibility or present other unfavorable features.

Executive Compensation. The following table contains information concerning the compensation earned by M&T Bank Corporation’s Named Executive Officers in the three fiscal years ended December 31, 2005.
Summary Compensation Table

					Long-Term
		Annual			Compensation
		Compensation			Awards
				Other
				Annual	Securities	All Other
				Compen-	Underlying	Compen-
Name and Principal Position	Year	Salary	Bonus	sation	Options	sation
		($)	($)(2)	($)(3)	(#)	($)(4)
Robert E. Sadler, Jr. President and Chief Executive Officer of M&T Bank Corporation; Chief	2005	687,115	500,000	16,836	0	12,299
Executive Officer of	2004	521,731	500,000	15,736	0	11,604
M&T Bank (1)	2003	480,769	425,000	18,678	0	11,582

Robert G. Wilmers Chairman of the Board of M&T Bank	2005	596,154	500,000	28,674	0	16,174
Corporation and M&T	2004	544,808	500,000	41,243	0	15,359
Bank	2003	480,769	450,000	56,553	0	13,477

Emerson L. Brumback President and Chief Operating Officer of M&T Bank; Executive	2005	473,077	375,000	467,472	0	11,095
Vice President of	2004	446,154	330,000	392,789	64,943	10,900
M&T Bank Corporation	2003	344,904	230,000	148,931	0	10,888

Michael P. Pinto Vice Chairman of the Board, and Chairman and Chief Executive Officer of the Mid-Atlantic Division of M&T Bank; Executive Vice	2005	446,154	350,000	34,514	0	12,322
President of M&T	2004	400,000	330,000	12,146	64,943	12,323
Bank Corporation	2003	359,327	250,000	10,868	65,000	12,322

Mark J. Czarnecki Executive Vice President of M&T	2005	329,231	330,000	14,747	0	13,234
Bank Corporation and	2004	318,462	275,000	18,034	44,960	12,304
M&T Bank	2003	267,981	250,000	17,038	45,000	12,250

(1)	Mr. Sadler was appointed president and chief executive officer of M&T Bank Corporation and chief executive officer of M&T Bank on June 21, 2005. In conjunction with that appointment, the Nomination, Compensation and Governance Committee reviewed Mr. Sadler’s base salary in comparison to that of other chief executive officers of the comparative group of banks, and increased Mr. Sadler’s base salary from $575,000 annually to $800,000 annually.

(2)	Bonuses were earned in the indicated years and awarded in the following year.

(3)	Includes the value of perquisites and personal benefits where the total amount exceeds $10,000, which is the disclosure threshold in the SEC’s proposed rules on executive and director compensation disclosure that were issued on January 27, 2006. Under current SEC rules, the value of perquisites and personal benefits need only be disclosed if the total amount exceeds the lesser of $50,000 or 10 percent of the Named Executive Officer’s total annual salary and bonus. In determining what items should be included as perquisites and personal benefits, M&T Bank Corporation has applied the interpretive guidance contained within the SEC’s proposed rules on executive and director compensation disclosure as to what constitutes a perquisite or personal benefit.

Of the amount shown for Mr. Brumback for 2005, $379,006 represents chartered aircraft costs associated with Mr. Brumback’s commuting expenses to and from his residence, $32,954 represents the cost of the apartment provided to Mr. Brumback in Buffalo, New York and $44,247 represents amounts reimbursed to Mr. Brumback for the payment of income taxes related to the inclusion in his taxable compensation income of the value of such expenses. Of the amount shown for Mr. Brumback for 2004, $306,566 represents chartered aircraft costs, $29,967 represents the cost of the apartment and $41,122 represents amounts reimbursed for the payment of income taxes. Of the amount shown for Mr. Brumback for 2003, $90,965 represents chartered aircraft costs, $25,235 represents the cost of the apartment and $18,238 represents amounts reimbursed for the payment of income taxes. Of the amounts shown for Mr. Wilmers for 2005, 2004 and 2003, respectively, $16,039, $20,895 and $37,268 represent the cost of an apartment provided to Mr. Wilmers in Buffalo, New York. Of the amount shown for Mr. Pinto for 2005, $17,026 represents the cost of an apartment provided to Mr. Pinto in Baltimore, Maryland.

(4)	Includes a $9,450 contribution in 2005 for each of the Named Executive Officers by M&T Bank Corporation to the Retirement Savings Plan, a qualified defined contribution plan providing for salary reduction contributions by participants and matching contributions by participating employers. Includes a $1,163 credit by M&T Bank Corporation under the M&T Bank Corporation Supplemental Retirement Savings Plan for the benefit of each of the Named Executive Officers. Includes the following insurance premiums paid by M&T Bank Corporation in 2005 in respect of term life insurance for the benefit of the following Named Executive Officers: Mr. Sadler – $1,686; Mr. Wilmers – $5,561; Mr. Brumback – $482; Mr. Pinto – $1,709; and Mr. Czarnecki – $2,621.

Total Compensation. The following table contains information concerning the total compensation paid to M&T Bank Corporation’s Named Executive Officers in the fiscal year ended December 31, 2005, which information is presented in accordance with the SEC’s proposal to modify the Summary Compensation Table that was contained in its proposed rules on executive and director compensation disclosure that were issued on January 27, 2006.
Total Compensation Table

							Non-
							Stock
							Incentive	All
							Plan	Other
					Stock	Option	Compen-	Compen-
Name	Year	Total	Salary	Bonus	Awards	Awards	sation	sation
		($)	($)	($)(2)	($)	($)	($)	($)(3)(4)
Robert E. Sadler, Jr. (1)	2005	1,624,783	687,115	500,000	0	0	0	437,668

Robert G. Wilmers	2005	1,253,933	596,154	500,000	0	0	0	157,779

Emerson L. Brumback	2005	1,358,331	473,077	375,000	0	0	0	510,254

Michael P. Pinto	2005	883,028	446,154	350,000	0	0	0	86,874

Mark J. Czarnecki	2005	747,270	329,231	330,000	0	0	0	88,039

(1)	Mr. Sadler was appointed president and chief executive officer of M&T Bank Corporation and chief executive officer of M&T Bank on June 21, 2005. In conjunction with that appointment, the Nomination, Compensation and Governance Committee reviewed Mr. Sadler’s base salary in comparison to that of other chief executive officers of the comparative group of banks, and increased Mr. Sadler’s base salary from $575,000 annually to $800,000 annually.

(2)	Bonuses were earned in the indicated years and awarded in the following year.

(3)	See footnote (3) to the Summary Compensation Table for a discussion of the value of perquisites and personal benefits included in this amount for each of the Named Executive Officers.

(4)	Includes the following earnings in 2005 on compensation deferred under the M&T Bank Corporation Supplemental Retirement Savings Plan by the following Named Executive Officers: Mr. Sadler – $10,669; Mr. Wilmers – $9,075; Mr. Brumback – $599; Mr. Pinto – $4,983; and Mr. Czarnecki – $2,577. The Named Executive Officers are eligible to participate in the M&T Bank Corporation Deferred Bonus Plan although none have chosen to do so. Includes the following increase in the actuarial value in 2005 of the defined benefits accrued during 2005 under tax-qualified defined benefit plans and supplemental employee retirement plans by the Named Executive Officers: Mr. Sadler – $397,864; Mr. Wilmers – $103,856; Mr. Brumback – $31,088; Mr. Pinto – $35,055; and Mr. Czarnecki – $57,481. The increase in the actuarial value of the defined benefits accrued during 2005 by Mr. Sadler is a result of the increase in his base salary. See footnote (4) to the Summary Compensation Table for a discussion of certain other benefits included in this amount for each of the Named Executive Officers.

Stock Option Grants in 2005. There were no awards of equity compensation, including grants of stock options, restricted stock, performance shares or stock appreciation rights, to any of the Named Executive Officers during the fiscal year ended December 31, 2005.
Stock Options Exercised in 2005 and Year-End Values. The following table reflects the number of stock options exercised by the Named Executive Officers in 2005, the total gain realized upon exercise, the number of stock options held at the end of the year, and the realizable gain of the stock options that are “in-the-money.” In-the-money stock options are stock options with exercise prices that are below the year-end stock price because the stock value increased since the date of the grant. No stand-alone stock appreciation rights are outstanding under any of the stock option plans maintained or administered by M&T Bank Corporation.
Aggregated Option Exercises in Last Fiscal Year
and Fiscal Year-End Option Values

			Securities		Value of
			Underlying		Unexercised
			Unexercised		In-the-Money
			Options at		Options at
			Fiscal Year-End		Fiscal Year-End (2)
	Acquired
	on	Value	Un-		Un-
Name	Exercise	Realized	Exercisable	Exercisable	Exercisable	Exercisable
	(#)	($) (1)	(#)	(#)	($)	($)
Robert E. Sadler, Jr.	0	0	30,000	325,720	997,500	17,789,476
Robert G. Wilmers	200,000	17,560,000	36,000	634,000	1,197,000	40,822,940
Emerson L. Brumback	124,714	5,834,610	74,449	0	1,543,168	0
Michael P. Pinto	7,160	621,273	129,949	251,174	3,186,978	12,691,114
Mark J. Czarnecki	29,700	1,757,400	89,964	143,596	2,206,357	6,437,914

(1)	Based upon the difference between the closing price of the Common Stock on the New York Stock Exchange on the date or dates of exercise and the exercise price or prices for the stock options.

(2)	Based upon the closing price of the Common Stock on the New York Stock Exchange on December 31, 2005 of $109.05 per share.

Pension Plan. The following table sets forth the annual retirement benefits under the regular benefit formula of the M&T Bank Corporation Pension Plan (“Pension Plan”) payable upon retirement to persons within specified levels of remuneration and years of service classifications assuming attainment of age 65 during 2005.
Pension Plan Table (1) (2) (3)

	Years of Service
Remuneration	10	15	20	25	30
$150,000	23,065	34,598	46,130	57,663	69,196
250,000	40,065	60,098	80,130	100,163	120,196
350,000	57,065	85,598	114,130	142,663	171,196
450,000	74,065	111,098	148,130	185,163	222,196
550,000	91,065	136,598	182,130	227,663	273,196
650,000	108,065	162,098	216,130	270,163	324,196

(1)	The table assumes a straight-life annuity form of payment. The retirement benefits provided under the regular benefit formula of the Pension Plan, as depicted in the table, are not subject to any reduction for Social Security or other offset amounts.

(2)	The amounts in the table have not been restricted to those within the maximum annual retirement benefit which is currently permissible under the Code. That limit (the “IRS Benefit Limit”) is $170,000 for 2005. Also, in calculating a participant’s benefit, annual compensation in excess of a limit set annually by the Secretary of the Treasury may not be considered. That limit (the “IRS Compensation Limit”) is $210,000 for 2005.

(3)	The amounts shown in the “Remuneration” column of the table are intended to approximate the average of an employee’s highest base annual salary paid during any five consecutive calendar year period in the ten calendar years preceding the employee’s retirement.

Compensation taken into account under the Pension Plan for the year ended December 31, 2005 for each of the Named Executive Officers was as follows: Mr. Sadler – $682,556; Mr. Wilmers – $597,726; Mr. Brumback – $472,828; Mr. Pinto – $444,949; and Mr. Czarnecki – $352,296. For purposes of the Pension Plan, the following Named Executive Officers had the following years of service at year-end 2005: Mr. Sadler – 21 years; Mr. Wilmers – 22 years; Mr. Brumback – 7 years; Mr. Pinto – 20 years; and Mr. Czarnecki – 25 years.
Effective January 1, 2006, the Pension Plan was amended to, among other things, modify the benefit formula under the Pension Plan from a “final average pay” formula to a “career average” formula. The table above is applicable to benefits accrued through December 31, 2005. The “Retirement Plan Potential Annual Payments and Benefits” below shows the benefits that have been earned through December 31, 2005 and will be earned in the future under the amended Pension Plan by each of the Named Executive Officers.

Supplemental Retirement Benefits. In addition to retirement benefits under the Pension Plan, M&T Bank has agreed, on an unfunded basis, to pay a supplemental retirement benefit to Mr. Sadler in an amount equal to the difference between 55% of his average annual compensation, which is the average of his highest base annual salary paid during any five consecutive calendar year period in the ten calendar years preceding his retirement, and the amount, if any, payable to him from the Pension Plan and a prior employer’s pension plan in which he participated. The supplemental retirement benefit to be paid to Mr. Sadler is not dependent upon his entitlement to retirement benefits under the Pension Plan; however, the supplemental benefit to be paid to him is reduced by payments which he will receive from the retirement plan of his previous employer. Based on current actuarial assumptions associated with his participation in the Pension Plan, $278,798 would be payable to Mr. Sadler annually as a supplemental retirement benefit commencing at age 65. An actuarially reduced amount would be payable to him if he elects early retirement.
The M&T Bank Corporation Supplemental Pension Plan (the “Supplemental Pension Plan”) provides for the payment of supplemental retirement benefits based on a maximum compensation level of $235,840 to select management and highly compensated employees of certain of M&T Bank Corporation’s affiliates whose benefits payable under the Pension Plan are limited by the IRS Compensation Limit. The supplemental benefits are dependent upon a participant’s entitlement to benefits under the Pension Plan. A participant’s supplemental benefit is equal to the excess of (a) the payment he would have received under the Pension Plan had compensation under that plan been capped at $235,840 rather than at the IRS Compensation Limit, over (b) the payment actually received under the Pension Plan. Effective January 1, 2006, the maximum compensation level for which the payment of supplemental retirement benefits under the Supplemental Pension Plan is based was increased from $235,840 to $350,000. Each of the Named Executive Officers is eligible to participate in the Supplemental Pension Plan and, in accordance with the terms of the Supplemental Pension Plan, M&T Bank has agreed, on an unfunded basis, to pay retirement benefits under the Supplemental Pension Plan to each of such Named Executive Officers. With respect to Mr. Sadler, the supplemental benefit under the Supplemental Pension Plan is reduced by the supplemental retirement benefit which M&T Bank has agreed to pay to him in accordance with the preceding paragraph. Based on current actuarial assumptions associated with their participation in the Pension Plan, Mr. Wilmers would have received $15,244 annually if he had retired as of December 31, 2005, Messrs. Brumback, Pinto and Czarnecki would receive annual benefits under the Supplemental Pension Plan of $21,458, $37,491 and $38,386, respectively, if they retire at age 65, and Mr. Sadler would receive no benefits under the Supplemental Pension Plan. An actuarially increased amount will be payable to Mr. Wilmers when he elects retirement, and an actuarially reduced amount would be payable to Messrs. Pinto, Brumback or Czarnecki if any one of them elects early retirement.
Post-Employment Benefits. The following tables and discussion contain information concerning the retirement plan potential annual payments and benefits to be paid to M&T Bank Corporation’s Named Executive Officers upon their retirement, any contributions and earnings, and ending balances under nonqualified defined contribution and other deferred compensation plans and other potential post-employment payments, which information is presented in accordance with the SEC’s proposal to require disclosure of potential future compensation concerning named executive officers that was contained in its proposed rules on executive and director compensation disclosure that were issued on January 27, 2006.

Retirement Plan Potential Annual Payments and Benefits

						Estimated
		Number		Estimated		Early
		of Years	Normal	Normal	Early	Retirement
	Plan	Credited	Retirement	Annual	Retirement	Annual
Name	Name	Service	Age	Benefit	Age	Benefit
	(1) (2)	(#)	(#)	($)(3)	(#)	($)(3)
Robert E. Sadler, Jr.	Pension Plan	21	65	83,472	60	57,419
	Individual Agreement	21	65	278,798	60	164,999
Robert G. Wilmers	Pension Plan	22	71	108,208	71	108,208
	Supplemental	22	71	15,244	71	15,244
	Pension Plan
Emerson L. Brumback	Pension Plan	7	65	51,919	56	17,051
	Supplemental	7	65	21,458	56	3,620
	Pension Plan
Michael P. Pinto	Pension Plan	20	65	103,438	55	45,172
	Supplemental	20	65	37,491	55	11,949
	Pension Plan
Mark J. Czarnecki	Pension Plan	25	65	118,574	55	54,241
	Supplemental	25	65	38,386	55	12,485
	Pension Plan

(1)	In addition to retirement benefits payable under the Pension Plan, M&T Bank entered into a supplemental retirement agreement dated as of March 7, 1985 with Mr. Sadler whereby M&T Bank agreed, on an unfunded basis, to pay a supplemental retirement benefit to Mr. Sadler in an amount equal to the difference between 55% of his average annual compensation, which is the average of his highest base annual salary paid during any five consecutive calendar year period in the ten calendar years preceding his retirement, and the amount, if any, payable to him from the Pension Plan and a prior employer’s pension plan in which he participated .

(2)	The M&T Bank Corporation Supplemental Pension Plan (the “Supplemental Pension Plan”) provides for the payment of supplemental retirement benefits based on a maximum compensation level of $350,000 to select management and highly compensated employees of certain of M&T Bank Corporation’s affiliates whose benefits payable under the Pension Plan are limited by the IRS Compensation Limit.

(3)	Amounts shown are payable as a straight-life annuity. If the Named Executive Officer elects another form of payment, the amount payable annually would be reduced.

Nonqualified Defined Contribution and Other Deferred Compensation Plans (1)

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings	Withdrawals/	Balance at
Name	In Last FY	In Last FY	In Last FY	Distributions	Last FYE
	($)	($)	($)	($)	($)
Robert E. Sadler, Jr.	1,550	1,163	10,669	0	2,325,403
Robert G. Wilmers	2,465	1,163	9,075	0	4,378,690
Emerson L. Brumback	0	1,163	599	0	148,049
Michael P. Pinto	1,809	1,163	4,983	0	810,854
Mark J. Czarnecki	2,584	1,163	2,577	0	591,200

(1)	Amounts shown relate to contributions, earnings and year-end balances in 2005 for each of the Named Executive Officers in the M&T Bank Corporation Supplemental Retirement Savings Plan.
Severance and Change-in-Control Payments. Except as provided below, none of the Named Executive Officers are parties to any agreements that provide for special benefits upon termination of employment or a change in control. The Named Executive Officers would be entitled to receive a severance benefit under the M&T Bank Corporation Severance Pay Plan equivalent to at least one times their annual base salary, but not more than twice their annual base salary, upon any permanent, involuntary termination of the Named Executive Officer’s active employment as a result of a reduction in force, restructuring, outsourcing or elimination of position. In addition, upon a qualifying severance event, the Named Executive Officers would be eligible for the continuation of health, dental and vision benefits under the M&T Bank Corporation Severance Pay Plan during the period of time where they are receiving the severance benefit. Under M&T Bank Corporation’s various equity compensation plans, upon a change in control or retirement, any employee, including the Named Executive Officers, would be immediately vested in any outstanding awards that were unvested at the time of the change in control.

M&T Bank Corporation Directors’ Fees. Directors of M&T Bank Corporation who are not also salaried officers of M&T Bank Corporation or its subsidiaries receive an annual retainer of $20,000 plus an attendance fee of $2,000 for each meeting of the Board of Directors attended. Members of the Audit Committee (other than the chair) receive an additional annual retainer of $5,000, and the chair of the Audit Committee receives an additional annual retainer of $15,000. Such directors who are members of a committee of the Board of Directors of M&T Bank Corporation receive $1,000 for each committee meeting attended, except members of the Audit Committee receive $3,000 for each Audit Committee meeting attended. All directors of M&T Bank Corporation are entitled to reimbursement for travel expenses incidental to their attendance at meetings.
Pursuant to the terms of the M&T Bank Corporation Directors’ Stock Plan (the “Directors’ Stock Plan”), each director must elect to have 50 or 100 percent of his or her annual compensation for services as a director or advisory director of M&T Bank Corporation and its subsidiaries paid in the form of Common Stock. The number of shares of Common Stock paid is determined by dividing the amount of such compensation payable in shares of Common Stock by the closing price of Common Stock on the New York Stock Exchange on the business day immediately preceding the day the compensation is payable.
In connection with its acquisition of Allfirst on April 1, 2003, the Boards of Directors of M&T Bank Corporation and M&T Bank determined that the retainer and attendance fees of any director who serves as a designee of AIB on the Boards of Directors of M&T Bank Corporation or M&T Bank shall be paid to AIB in cash if such director is a salaried officer or employee of AIB or any of its subsidiaries, notwithstanding the terms of the Directors’ Stock Plan. As a result, the retainer and attendance fees attributable to Messrs. Buckley, Doherty and Sheehy in 2005 were paid in cash to AIB.
In connection with the acquisition of Premier, M&T Bank Corporation entered into a five-year consulting agreement with Mr. Cunningham that ended on February 9, 2006 pursuant to which he received a payment of $125,000 per year, the use of an office and a company-owned automobile, life insurance coverage substantially equivalent to that provided to executive officers of M&T Bank Corporation, and the reimbursement of expenses incurred in connection with the performance of his services. Mr. Cunningham’s agreement also provided for the establishment of a retirement benefit determined using the same formula used by M&T Bank Corporation under the Pension Plan. The total amount received by Mr. Cunningham in 2005 pursuant to his consulting agreement was $133,344.
M&T Bank Directors’ Fees. Directors of M&T Bank Corporation who also serve as directors of M&T Bank or its subsidiaries, if not salaried officers of M&T Bank Corporation or its subsidiaries, receive attendance fees for each board, council or committee meeting attended, unless any such meeting is held concurrently with board or committee meetings of M&T Bank Corporation. Except as described below, such attendance fees are identical to the schedule of fees paid to directors of M&T Bank Corporation for board and committee meetings attended.
Mr. Baird, as a member of the Directors Advisory Council of the New York City Division of M&T Bank, receives an annual retainer of $10,000 and a fee of $1,250 for each such meeting attended by him; Mr. Bennett, as a member of the Directors Advisory Council of the Syracuse Division of M&T Bank, receives an annual retainer of $11,000 and a fee of $600 for each such meeting attended by him; and Mr. Cunningham, as the chairman of the Directors Advisory Council of the Hudson Valley Division of M&T Bank, receives an annual retainer of $3,000 and a fee of $500 for each such meeting attended by him. All such directors of M&T Bank and its subsidiaries are entitled to reimbursement for travel expenses incidental to their attendance at meetings.

Director Compensation. The following table contains information concerning the total compensation earned by each director of M&T Bank Corporation who is standing for election as a director of M&T Bank Corporation at the Annual Meeting and is not also a salaried officer of M&T Bank Corporation or its subsidiaries in the fiscal year ended December 31, 2005, which information is presented in accordance with the SEC’s proposal to require the disclosure of all compensation paid to directors that was contained in its proposed rules on executive and director compensation disclosure that was issued on January 27, 2006.
Director Compensation Table

					Non-
					Stock
					Incentive
		Director	Stock	Option	Plan	All Other
Name	Total	Fees	Awards	Awards	Compensation	Compensation
	($)	($)(1)	($)	($)	($)	($)
T. Jefferson Cunningham III (2)	174,844	41,500	0	0	0	133,344
C. Angela Bontempo	78,000	78,000	0	0	0	0
Patrick W. E. Hodgson	70,000	70,000	0	0	0	0
Brent D. Baird	69,750	69,750	0	0	0	0
Robert J. Bennett	65,000	65,000	0	0	0	0
Reginald B. Newman, II	59,750	59,750	0	0	0	0
Richard E. Garman	46,000	46,000	0	0	0	0
Michael D. Buckley (3)	44,000	44,000	0	0	0	0
Jorge G. Pereira	39,000	39,000	0	0	0	0
Richard G. King	38,000	38,000	0	0	0	0
Herbert L. Washington	38,000	38,000	0	0	0	0
Stephen G. Sheetz	37,000	37,000	0	0	0	0
Robert T. Brady	35,000	35,000	0	0	0	0
Daniel R. Hawbaker	32,000	32,000	0	0	0	0
Eugene J. Sheehy (3)	23,000	23,000	0	0	0	0
Colm E. Doherty (3)	8,667	8,667	0	0	0	0

(1)	Pursuant to the terms of the Directors’ Stock Plan, each director must elect to have either 50 or 100 percent of his or her fees earned for services as a director of M&T Bank Corporation and its subsidiaries paid in the form of Common Stock in lieu of cash.

(2)	Mr. Cunningham received consulting fees and other benefits until February 9, 2006 pursuant to a five-year consulting agreement with M&T Bank Corporation that was effective on February 9, 2001 in connection with the execution of the merger agreement whereby M&T Bank Corporation acquired Premier.

(3)	The retainer and attendance fees attributable to Messrs. Buckley’s, Doherty’s and Sheehy’s service as directors were paid in cash to AIB.

TRANSACTIONS WITH DIRECTORS AND EXECUTIVE OFFICERS
Mr. Wilmers is the beneficial owner of a 50 percent interest in certain entities which are unaffiliated with M&T Bank Corporation that own commercial aircraft which are leased to a commercial aviation service. From time to time, M&T Bank charters planes from the aviation service for business use by Mr. Wilmers. M&T Bank paid $483,713 to the aviation service for use of the aircraft in 2005. M&T Bank has determined that the fees paid to the aviation service for such business use of the aircraft are fair and competitive.
Directors and executive officers of M&T Bank Corporation and their associates are, as they have been in the past, customers of, and have had transactions with, the banking and other operating subsidiaries of M&T Bank Corporation, and additional transactions may be expected to take place in the future between such persons and subsidiaries. Any loans from M&T Bank Corporation’s subsidiary banks to such persons and their associates outstanding at any time since the beginning of 2005 were made in the ordinary course of business of the banks on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than normal risk of collectibility or present other unfavorable features.
CORPORATE GOVERNANCE OF M&T BANK CORPORATION
The Board of Directors believes that the purpose of corporate governance is to ensure that stockholder value be maximized in a manner consistent with legal requirements and the highest standards of ethics and integrity. Recognizing the importance of corporate governance, the Board of Directors adopted corporate governance standards in July 1997 and has consistently adhered to corporate governance practices that the Board of Directors and executive management believe promotes this purpose. The Board of Directors has evaluated and approved its corporate governance standards on an annual basis since their adoption, and in October 2003, adopted new Corporate Governance Standards as a result of new SEC and New York Stock Exchange requirements.
The Board of Directors last amended its Corporate Governance Standards in February 2004. The current Corporate Governance Standards are available on the Investor Relations section of M&T Bank Corporation’s website at ir.mandtbank.com/corpgov.cfm. The Corporate Governance Standards address the qualifications and responsibilities of directors, board committee charters, a corporate disclosure policy, controls and procedures regarding financial reporting and disclosure, and separate codes of ethics for all employees and the chief executive officer and senior financial officers.
The Board of Directors has designated the Nomination, Compensation and Governance Committee to discharge the Board of Directors’ responsibilities with respect to compensation, director nominations and corporate governance matters.
BOARD OF DIRECTORS, COMMITTEES OF THE BOARD AND ATTENDANCE
Board of Directors, Determination of Independence and Attendance. Pursuant to the Corporate Governance Standards, the Board of Directors undertook a review of director independence in April 2005. As a result of that review, the Board of Directors determined that 18 of its 24 current members met the New York Stock Exchange standard for independence and continue to do so. Of the 20 nominees standing for election as directors at the 2006 Annual Meeting of Stockholders, all of whom are currently serving as such, 14 meet the New York Stock Exchange standard for independence. In making determinations of independence, the Board of Directors uses categorical standards to assist it in making independence determinations.

Under these standards, absent other material relationships with M&T Bank Corporation that the Board of Directors believes to jeopardize a director’s independence from management, a director will be independent unless the director or any of his or her immediate family members had any of the following relationships with M&T Bank Corporation: employment during any of the past three years (as an executive officer in the case of family members); the receipt of more than $100,000 per year in direct compensation (other than director fees and pension or other forms of deferred compensation for prior service not contingent upon continued service) during any of the past three years; affiliation or employment with a present or former internal or external auditor during any of the past three years; employment with another company where any executive officers of M&T Bank Corporation serve on that company’s compensation committee during any of the past three years; being an executive officer of a charitable organization to which M&T Bank Corporation contributed the greater of $1 million or 2% of such charitable organization’s consolidated gross revenues in any single fiscal year during the preceding three years; or being an executive officer of a company that makes payments to, or receives payments from, M&T Bank Corporation for property or services in a fiscal year in an amount in excess of the greater of $1 million or two percent (2%) of such other company’s consolidated gross revenues. In addition, if any business relationship described in the last clause of the preceding sentence is a lending relationship, deposit relationship, or other banking or commercial relationship between M&T Bank Corporation, on the one hand, and an entity with which the director or family member is affiliated by reason of being a director, officer or a significant shareholder thereof, on the other hand, such relationships must meet the following criteria: (1) it must be in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons; and (2) with respect to extensions of credit by M&T Bank Corporation to such entity: (a) such extensions of credit have been made in compliance with applicable law, including Regulation O of the Board of Governors of the Federal Reserve and Section 13(k) of the Exchange Act and (b) no event of default has occurred and is continuing beyond any period of cure.
The Board of Directors considers all relevant facts and circumstances and the application of the categorical standards and, based on its review of this information, affirmatively determined that the directors identified below as “independent” do not have any material relationships with M&T Bank Corporation.
Following are the names of each current member of the Board of Directors for whom an affirmative determination of independence was made in 2005:

William F. Allyn	Richard E. Garman
Brent D. Baird	Derek C. Hathaway
Robert J. Bennett	Patrick W. E. Hodgson
C. Angela Bontempo	Daniel R. Hawbaker
Robert T. Brady	Richard G. King
Michael D. Buckley	Reginald B. Newman, II
Patrick J. Callan	Jorge G. Pereira
R. Carlos Carballada	Stephen G. Sheetz
Colm E. Doherty	Herbert L. Washington
Messrs. Allyn, Callan, Carballada and Hathaway are not standing for re-election as directors at the 2006 Annual Meeting of Stockholders.
The Board of Directors held six meetings during 2005. Each of the directors attended at least 75% of the total number of meetings of the Board of Directors and of the committees on which the director served that were held during the time such individual served as a director or a committee member.
It is the policy of M&T Bank Corporation that all members of the Board of Directors attend its Annual Meetings of Stockholders, absent exigent circumstances when they are not available. All 20 of the nominees standing for election as directors at the 2006 Annual Meeting of Stockholders attended last year’s annual meeting of stockholders, except for Mr. Doherty, who was elected a director on September 20, 2005.
Executive Sessions of the Board of Directors. The non-management directors of M&T Bank Corporation meet at regularly scheduled executive sessions without management. Mr. Pereira, vice chairman of the Board of Directors, presides at these meetings. In his absence, the non-management directors will determine which of them will preside at such meetings.
Interested parties may make their concerns known directly to the presiding director or the non-management directors as a group by submitting their written correspondence to M&T Bank Corporation’s Corporate Secretary, One M&T Plaza, Buffalo, New York 14203. The Corporate Secretary may facilitate such direct communications to the presiding director or the non-management directors as a group by reviewing, sorting and summarizing such communications. All such communications will be referred to the presiding director or the non-management directors as a group for consideration unless otherwise instructed by the presiding director or the non-management directors as a group.
Audit Committee. In addition to selecting the independent public accountant, the Audit Committee serves as the examining committee for M&T Bank, N.A. and reviews the activities of the Examining Committee of M&T Bank, the audit plan and scope of work of M&T Bank Corporation’s independent public accountant, the results of the annual audit and the limited reviews of quarterly financial information, the recommendations of the independent public accountant with respect to internal controls and accounting procedures, and any other matters it deems appropriate. Ms. Bontempo (Chair) and Messrs. Allyn, Hathaway and Hodgson served as members of the Audit Committee throughout 2005, and all of them are currently serving as such. In addition, James V. Glynn served as a member of the Audit Committee from the beginning of 2005 until April 19, 2005, at which time he retired. Mr. Newman became a member of the Audit Committee on April 19, 2005, and he currently serves as such. From time to time, Audit Committee meetings may be attended by other members of the Board of Directors, employees of M&T Bank Corporation, representatives of the independent public accountant or other outside advisors as the Audit Committee requests or deems necessary, useful or appropriate in its sole discretion.
The Board of Directors has determined that the members of the Audit Committee have no financial or personal ties to M&T Bank Corporation (other than director compensation, equity ownership and transactions made in the ordinary course of business with its banking and other operating subsidiaries as described in this Proxy Statement) and meet both the New York Stock Exchange and Exchange Act standards for independence. In addition, the Board of Directors has determined that each member of the Audit Committee is “financially literate,” and that at least one member of the Audit Committee meets the New York Stock Exchange standard of having “accounting or related financial management expertise.” In addition, the Board of Directors has determined that Ms. Bontempo and Messrs. Hathaway and Hodgson are each an “audit committee financial expert” and as described in the preceding sentence, are independent of management.
The Audit Committee operates pursuant to a written charter, which was last amended in November 2005. A copy of the Audit Committee Charter is attached to this proxy statement as Appendix A. Additionally, it can also be viewed on M&T Bank Corporation’s website at ir.mandtbank.com/corpgov.cfm. The Audit Committee Charter gives the Audit Committee the authority and responsibility for the appointment, retention, compensation and oversight of the independent public accountant, including pre-approval of all audit and non-audit services to be performed by the independent public accountant. The Audit Committee

Charter also gives the committee authority to fulfill its obligations under SEC and New York Stock Exchange requirements.
Report of the Audit Committee. The members of the Audit Committee are independent as that term is defined in the listing standards of the New York Stock Exchange. The Audit Committee operates under a written charter adopted by the Board of Directors, a current copy of which is attached to this proxy statement as Appendix A. During 2005, the Audit Committee met nine times, and held discussions with M&T Bank Corporation’s management and representatives of its independent public accountant consistent with its responsibilities under its charter.
Management is responsible for the preparation of M&T Bank Corporation’s consolidated financial statements and their assessment of the design and effectiveness of M&T Bank Corporation’s internal control over financial reporting. The independent public accountant is responsible for performing an independent audit of M&T Bank Corporation’s consolidated financial statements and opining on management’s internal control assessment and the effectiveness of those controls in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”) and issuing their reports thereon. As provided in its charter, the Audit Committee’s responsibilities include monitoring and overseeing these processes.
In discharging its oversight responsibilities, the Audit Committee has reviewed and discussed M&T Bank Corporation’s 2005 audited consolidated financial statements with M&T Bank Corporation’s management and its independent public accountant and has reviewed and discussed with the independent public accountant all communications required by standards of the PCAOB, including the matters described in Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees), which include, among other items, matters related to the conduct of the audit of M&T Bank Corporation’s financial statements.
The Audit Committee has also received the written disclosures and the letter from M&T Bank Corporation’s independent public accountant as required by Independence Standards Board Standard No.1 (Independence Discussions with Audit Committees) and has discussed with the independent public accountant their independence.
Based on these reviews and discussions with management and the independent public accountant, the Audit Committee has recommended to the Board of Directors that the audited consolidated financial statements and report on management’s assessment of the design and effectiveness of internal control over financial reporting be included in M&T Bank Corporation’s Annual Report on Form 10-K for the year ended December 31, 2005 to be filed with the SEC. The Audit Committee also selected the independent public accountant.
This report was adopted on February 21, 2006 by the Audit Committee of the Board of Directors:
C. Angela Bontempo, Chair
William F. Allyn
Derek C. Hathaway
Patrick W.E. Hodgson
Reginald B. Newman, II
In accordance with and to the extent permitted by applicable law or regulation, the information contained in the Report of the Audit Committee of M&T Bank Corporation shall not be incorporated by reference into any future filing under the Securities Act or the Exchange Act and shall not be deemed to be “soliciting material” or to be “filed” with the SEC under the Securities Act or the Exchange Act.
Nomination, Compensation and Governance Committee. The Nomination, Compensation and Governance Committee is responsible for, among other things, evaluating the efforts of M&T Bank Corporation and of the Board of

Directors to maintain effective corporate governance practices and identifying candidates for election to the Board of Directors. The Nomination, Compensation and Governance Committee will consider candidates suggested by stockholders. Nominations from stockholders, properly submitted in writing to M&T Bank Corporation’s Corporate Secretary at One M&T Plaza, Buffalo, New York 14203, and received no later than 120 days prior to the anniversary of the date on which M&T Bank Corporation first mailed its proxy materials for the preceding year’s annual meeting of stockholders, will be referred to the Nomination, Compensation and Governance Committee for consideration. For next year’s annual meeting of stockholders, M&T Bank Corporation must receive this notice on or before November 4, 2006.
In considering nominees for director, including those recommended by stockholders, the Nomination, Compensation and Governance Committee reviews the qualifications and independence of the potential nominee in light of the current members of the Board of Directors and its various committees as well as the composition of the Board of Directors as a whole. This assessment includes the potential nominee’s qualification as independent, as well as consideration of diversity, age, skills, and experience in the context of the needs of the Board of Directors.
The current Board of Directors of M&T Bank Corporation is comprised of persons who were identified as being qualified director candidates by management and the Board of Directors. The Nomination, Compensation and Governance Committee considers nominees for director that are recommended by various persons or entities, including, but not limited to, non-management directors, the chief executive officer and other executive officers of M&T Bank Corporation, and stockholders. In addition, the Nomination, Compensation and Governance Committee must take into account any contractual rights that persons or entities have with respect to nominees for director. In evaluating all nominees for director, including those recommended by stockholders, the Nomination, Compensation and Governance Committee considers whether each nominee has all the requisite experience, attributes and qualifications for board membership and not just certain specific qualities or skills.
The Nomination, Compensation and Governance Committee also is responsible for administering M&T Bank Corporation’s stock option plans, and awarding new grants thereunder, for administering the Annual Executive Incentive Plan, the Directors’ Stock Plan, the M&T Bank Corporation Employee Stock Purchase Plan and, in addition, for making such determinations and recommendations as the Nomination, Compensation and Governance Committee deems necessary or appropriate regarding the remuneration and benefits of employees of M&T Bank Corporation and its subsidiaries. The Nomination, Compensation and Governance Committee met seven times during 2005. Messrs. Pereira (Chairman), Baird, Brady and Buckley served as members of the Nomination, Compensation and Governance Committee throughout 2005, and all of them are currently serving as such.
The Board of Directors has determined that the members of the Nomination, Compensation and Governance Committee have no financial or personal ties to M&T Bank Corporation (other than director compensation, equity ownership and transactions made in the ordinary course of business with its banking and other operating subsidiaries as described in this Proxy Statement) and meet the New York Stock Exchange standard for independence.
The Nomination, Compensation and Governance Committee operates pursuant to a written charter setting out the functions and responsibilities of this committee that was last amended by the Board of Directors in November 2005. The Nomination, Compensation and Governance Committee Charter is available on the Investor Relations section of M&T Bank Corporation’s website at ir.mandtbank.com/corpgov.cfm.

Executive Committee. The Board of Directors has empowered its Executive Committee to act in the board’s place when the Board of Directors is not in session, during which time the Executive Committee possesses all of the board’s powers in the management of the business and affairs of M&T Bank Corporation except as otherwise limited by law. The Executive Committee met once during 2005. Messrs. Wilmers (Chairman), Baird, Bennett, Buckley, Garman and Sadler served as members of the Executive Committee throughout 2005, and all of them are currently serving as such.
The Executive Committee operates under a written charter setting out the functions and responsibilities of this committee, a copy of which is available on the Investor Relations section of M&T Bank Corporation’s website at ir.mandtbank.com/corpgov.cfm.
CODES OF BUSINESS CONDUCT AND ETHICS
M&T Bank Corporation has historically provided all of its new employees with a copy of an employee handbook that has included a code of business ethics. In addition, M&T Bank Corporation has required new employees to certify that they are responsible for reading and familiarizing themselves with the employee handbook and its contents, including the code of business ethics, and adhering to such policies and procedures.
M&T Bank Corporation has a Code of Business Conduct and Ethics for its directors, officers, employees, as well as its agents and representatives, including consultants. The Code of Business Conduct and Ethics requires that individuals avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner and otherwise act with integrity and in the best interests of M&T Bank Corporation. In addition, the Code of Business Conduct and Ethics encourages individuals to report any illegal or unethical behavior that they observe. The Code of Business Conduct and Ethics is a guide to help ensure that all our employees live up to the highest ethical standards.
M&T Bank Corporation also has a Code of Ethics for CEO and Senior Financial Officers that applies to the chief executive officer, the chief financial officer, the controller and all other senior financial officers designated by the chief financial officer from time to time. This code of ethics supplements the Code of Business Conduct and Ethics and is intended to promote honest and ethical conduct, full and accurate reporting and compliance with laws as well as other matters.
Copies of the Code of Business Conduct and Ethics and the Code of Ethics for CEO and Senior Financial Officers are available on the Investor Relations section of M&T Bank Corporation’s website at ir.mandtbank.com/corpgov.cfm.
As is permitted by SEC rules, M&T Bank Corporation intends to post on its website any amendment to or waiver from any provision in the Code of Ethics for CEO and Senior Financial Officers that applies to the chief executive officer, the chief financial officer, the controller, or persons performing similar functions, and that relates to any element of the standards enumerated in the rules of the SEC.
SOLICITATION COSTS
The cost of soliciting proxies in the accompanying form will be borne by M&T Bank Corporation. The solicitation is being made by mail, and may also be made by telephone or in person using the services of a number of regular employees of M&T Bank Corporation and its subsidiary banks at nominal cost. Banks, brokerage firms and other custodians, nominees and fiduciaries will be reimbursed by M&T Bank Corporation for expenses incurred in sending proxy material to beneficial owners of the Common Stock.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS
Stockholders may communicate with the Board of Directors or individual directors by submitting their written correspondence to M&T Bank Corporation’s Corporate Secretary, One M&T Plaza, Buffalo, New York 14203. The Corporate Secretary may facilitate such direct communications with the Board of Directors or individual directors by reviewing, sorting and summarizing such communications. All such communications will be referred to the Board of Directors or individual directors for consideration unless otherwise instructed by the Board of Directors.
STOCKHOLDER PROPOSALS
Under M&T Bank Corporation’s Bylaws, no business may be brought before an annual meeting of stockholders unless it is specified in the notice of the meeting or is otherwise brought before the meeting by the Board of Directors or by a stockholder entitled to vote who has delivered notice to M&T Bank Corporation (containing information specified in the Bylaws) not less than 120 days prior to the anniversary of the date on which M&T Bank Corporation first mailed its proxy materials for the preceding year’s annual meeting of stockholders. These requirements are separate from and in addition to the SEC’s requirements that a stockholder must meet in order to have a stockholder proposal included in M&T Bank Corporation’s proxy statement. A stockholder wishing to submit a proposal for consideration at the 2007 Annual Meeting of Stockholders, either under SEC Rule 14a-8 or otherwise, should do so no later than November 4, 2006.
NOTICE PURSUANT TO SECTION 726(d) OF THE NEW YORK BUSINESS CORPORATION LAW
On November 15, 2005, M&T Bank Corporation renewed its policy of directors’ and officers’ liability insurance for a one-year term at a cost of $666,399. The policy is carried with Lloyds of London and covers all directors and officers of M&T Bank Corporation and its subsidiaries.
OTHER MATTERS
The Board of Directors of M&T Bank Corporation is not aware of any matters not referred to in the enclosed proxy that will be presented for action at the 2006 Annual Meeting of Stockholders. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote the shares represented thereby in accordance with their best judgment.
March 8, 2006

APPENDIX A
M&T BANK CORPORATION
AUDIT COMMITTEE CHARTER
     Purpose. The Audit Committee is appointed by the Board to assist the Board in monitoring the integrity of the financial statements of M&T Bank Corporation; the independent auditor’s qualifications and independence; the performance of M&T Bank Corporation’s internal audit function and independent auditors; and the compliance by M&T Bank Corporation with legal and regulatory requirements.
     The Audit Committee shall prepare the report required by the rules of the Securities and Exchange Commission (the “Commission”) to be included in the Company’s annual proxy statement.
     Committee Membership. The Audit Committee shall be comprised of no fewer than three members. The members of the Audit Committee shall meet the independence and experience requirements of the New York Stock Exchange, the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules and regulations of the Commission. Audit Committee members shall not simultaneously serve on the audit committees of more than two other public companies.
     The members of the Audit Committee shall be appointed by the Board on the recommendation of the Nomination, Compensation and Governance Committee. Audit Committee members may be replaced by the Board.
     Meetings. The Audit Committee shall meet as often as it determines, but not less frequently than quarterly. The Audit Committee shall meet periodically with management (including the chief financial officer), the internal auditors and the independent auditor in separate executive sessions, and have such other direct and independent interaction with such persons from time to time as the members of the Audit Committee deem appropriate. The Audit Committee may request any director, officer or employee of M&T Bank Corporation or its subsidiaries or representatives of M&T Bank Corporation’s outside advisors or independent auditor to attend meetings of the Audit Committee or to meet with any members of, or consultants to, the Audit Committee. Minutes of all Audit Committee meetings will be approved by the Committee and maintained.
     Committee Authority and Responsibilities. The Audit Committee shall have the sole authority to appoint or replace the independent auditor (subject, if applicable, to stockholder ratification). The Audit Committee shall be directly responsible for the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. The independent auditor shall report directly to the Audit Committee.
     The Audit Committee shall have unrestricted access to all data, records and employees of M&T Bank Corporation and its subsidiaries.
     The Audit Committee shall preapprove all auditing services, internal control-related services, and permitted non-audit services (including the fees and terms thereof) to be performed for M&T Bank Corporation by its independent auditor, subject to the de minimus exceptions for non-audit services described in the Exchange Act which are approved by the Audit Committee prior to the completion of the audit.
     The Audit Committee shall have the authority, to the extent it deems necessary or appropriate, to retain independent legal, accounting or other advisors. M&T Bank Corporation shall provide for appropriate funding, as determined by the Audit Committee, for payment of compensation to the independent auditor for the purpose of rendering or issuing an audit report and to any advisors employed by the Audit Committee.
     The Audit Committee shall make regular reports to the Board. The Audit Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval. The Audit Committee shall annually review the Audit Committee’s own performance.
     The Audit Committee, to the extent it deems necessary or appropriate, shall:
     1. Financial Statement and Disclosure Matters.
1.1.	Review and discuss with management and the independent auditor the annual audited financial statements, including disclosures made in management’s discussion and analysis, consider whether they are consistent with the information known to Committee members, and recommend to the Board whether the audited financial statements should be included in M&T Bank Corporation’s Form 10-K.

1.2.	Review and discuss with management and the independent auditor M&T Bank Corporation’s quarterly financial statements on Forms 10-Q, including the results of the independent auditor’s reviews of quarterly financial statements and consider whether they are consistent with the information known to Committee members. Whenever possible, these reviews will occur prior to the filing of Forms 10-Q.

1.3.	Discuss with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of M&T Bank Corporation’s financial statements, including any significant changes in M&T Bank Corporation’s selection or application of accounting principles, the impact of any recent professional and regulatory pronouncements, any major issues as to the adequacy of M&T Bank Corporation’s internal controls and any special steps adopted in light of material control deficiencies.

1.4.	Review and discuss with management and the independent auditor any major issues as to the adequacy of M&T Bank Corporation’s internal controls, any special steps adopted in light of material control deficiencies and the adequacy of disclosures about changes in internal control over financial reporting.

1.5.	Review and discuss with management (including the senior internal auditing executive) and the independent auditor M&T Bank Corporation’s internal controls report and the independent auditor’s attestation of the report prior to the filing of M&T Bank Corporation’s Form 10-K.

1.6.	Review and discuss quarterly reports from the independent auditors on:
1.6.1.	All critical accounting policies and practices used.

1.6.2.	All alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor.

1.6.3.	Other material written communications between the independent auditor and management, such as any management letter.
1.7.	Discuss with management M&T Bank Corporation’s earnings press releases, including the use of “pro forma” or “adjusted” non-GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies. Such discussion may be done generally (consisting of discussing the types of information to be disclosed and the types of presentations to be made).

1.8.	Discuss with management and the independent auditor the effect of regulatory and accounting initiatives as well as off-balance sheet structures on M&T Bank Corporation’s financial statements.

1.9.	Discuss with management M&T Bank Corporation’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including M&T Bank Corporation’s risk assessment and risk management policies.

1.10.	Discuss with the independent auditor the matters required to be discussed by Statements on Auditing Standards Nos. 61 and 90 relating to the conduct of the audit, including any difficulties encountered in the course of the audit work, any restrictions on the scope of activities or access to requested information, and any significant disagreements with management.

1.11.	Review disclosures made to the Audit Committee by M&T Bank Corporation’s CEO and CFO during their certification process for the Form10-K and Form 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in M&T Bank Corporation’s internal controls.

1.12.	Review and discuss significant disclosure issues considered by the Disclosure Policy Committee.
     2. Oversight of M&T Bank Corporation’s Relationship with the Independent Auditor.
2.1.	Review and evaluate the lead partner of the independent auditor team.

2.2.	Obtain and review a report from the independent auditor at least annually regarding; the independent auditor’s internal quality-control procedures; any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm; any steps taken to deal with any such issues; and all relationships between the independent auditor and M&T Bank Corporation. Evaluate the qualifications, performance and independence of the independent auditor, including considering whether the auditor’s quality controls are adequate and the provision of permitted non-audit services is compatible with maintaining the auditor’s independence, taking into account the opinions of management and internal auditors. The Audit Committee shall present its conclusions with respect to the independent auditor to the Board.

2.3.	Ensure the rotation of the audit partners as required by law. Consider whether, in order to assure continuing auditor independence, it is necessary to replace the independent auditing firm.

2.4.	Recommend to the Board policies for M&T Bank Corporation’s hiring of employees or former employees of the independent auditor who had significant decision-making authority or who participated in an audit management capacity in the audit of M&T Bank Corporation.

2.5.	Discuss with the independent auditor issues on which they were consulted by M&T Bank Corporation’s audit team and matters of audit quality and consistency.

2.6.	Meet with the independent auditor prior to the audit to discuss the planning and staffing of the audit.
     3. Oversight of M&T Bank Corporation’s Internal Audit Function.
3.1.	Review and concur in the appointment, replacement and compensation of the senior internal auditing executive and have the senior internal auditing executive report, functionally, to the Audit Committee.

3.2.	Confirm and assure the independence of the senior internal auditing executive.

3.3.	Discuss with the senior internal auditing executive and management the internal audit department’s responsibilities, budget and staffing.

3.4.	Review and approve the annual internal audit plans.

3.5.	Consider, in consultation with the senior internal auditing executive and the independent auditor, the audit scope and plan of the internal audit department and the outside auditor, and the coordination of audit efforts to ensure the completeness of coverage, reduction of redundant efforts, and the effective use of audit resources.

3.6.	Periodically, review performance versus plan and review and approve recommended changes in the planned scope of the internal audit plans.

3.7.	Review the significant reports to management prepared by the internal auditing department and management’s responses.

3.8.	Review with the senior internal audit executive any difficulties encountered during the course of any internal audits, including any restrictions on the scope of audit work or access to required information.

3.9.	Review with the senior internal auditing executive the internal audit department’s compliance with the Institute of Internal Auditors’ “Standards of the Professional Practice of Internal Auditing.”

3.10.	Understand the scope of the internal auditor’s review of internal control over financial reporting.
     4. Compliance Oversight Responsibilities.
4.1.	Obtain from the independent auditor assurance that if it detects or becomes aware of any illegal act, that the Audit Committee will be adequately informed and provided with a report if required under the Exchange Act.

4.2.	Obtain reports from management and M&T Bank Corporation’s senior internal auditing executive that M&T Bank Corporation and its subsidiary/foreign affiliated entities are in conformity with applicable legal requirements and M&T Bank Corporation’s Code of Business Conduct and Ethics and Code of Ethics for CEO and Senior Financial Officers. Review reports and disclosures of insider and affiliated party transactions. Advise the Board with respect to M&T Bank Corporation’s policies and procedures regarding compliance with applicable laws and regulations and with M&T Bank Corporation’s Code of Business Conduct and Ethics and Code of Ethics for CEO and Senior Financial Officers.

4.3.	Establish procedures for the receipt, retention and treatment of complaints received by M&T Bank Corporation regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

4.4.	Discuss with management and the independent auditor any correspondence with regulators or governmental agencies and any published reports which raise material issues regarding M&T Bank Corporation’s financial statements or accounting policies.

4.5.	Discuss with M&T Bank Corporation’s General Counsel legal matters that may have a material impact on the financial statements or M&T Bank Corporation’s compliance policies.
     Limitation of Audit Committee’s Role. While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that M&T Bank Corporation’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the independent auditor.

PROXY
M&T BANK CORPORATION
ANNUAL MEETING OF STOCKHOLDERS
April 18, 2006
11:00 a.m. (EDT)
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby appoints Kevin M. Bette, James V. Breuer and Robert U. Roberts as Proxies and authorizes said Proxies, or any one of them, to represent and to vote all of the shares of common stock of M&T Bank Corporation which the undersigned may be entitled to vote at the Annual Meeting of Stockholders to be held on April 18, 2006 and any adjournments thereof (i) as designated on the items set forth on the reverse side and (ii) at the discretion of said Proxies, or any one of them, on such other matters as may properly come before the meeting.
PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY PROMPTLY
IN THE ENCLOSED POSTAGE PAID ENVELOPE OR
VOTE VIA THE INTERNET OR BY TELEPHONE.
(Continued, and to be marked, dated and signed, on the reverse side)

FOLD AND DETACH HERE

M&T BANK CORPORATION — ANNUAL MEETING, APRIL 18, 2006
YOUR VOTE IS IMPORTANT!
Proxy materials are available online at:
https://www.proxyvotenow.com/mtb
or http://ir.mandtbank.com
You can vote in one of three ways:
1.	Call toll free 1-888-216-1320 on a Touch-Tone Phone and follow the instructions on the reverse side. There is NO CHARGE to you for this call.
or
2.	Via the Internet at https://www.proxyvotenow.com/mtb or http://ir.mandtbank.com and follow the instructions.
or
3.	Mark, sign and date your proxy card and return it promptly in the enclosed envelope.
PLEASE SEE REVERSE SIDE FOR VOTING INSTRUCTIONS

The Board of Directors of M&T Bank Corporation recommends a vote “FOR” the following proposals.

Please mark as indicated in this example	☒

1. ELECTION OF DIRECTORS.	For	Withhold All	For All Except
Nominees: (1) Brent D. Baird, (2) Robert J. Bennett, (3) C. Angela Bontempo, (4) Robert T. Brady, (5) Emerson L. Brumback,	☐	☐	☐
(6) Michael D. Buckley, (7) T. Jefferson Cunningham III, (8) Colm E. Doherty,
(9) Richard E. Garman, (10) Daniel R. Hawbaker, (11) Patrick W.E. Hodgson, (12) Richard G. King,
(13) Reginald B. Newman, II, (14) Jorge G. Pereira,
(15) Michael P. Pinto, (16) Robert E. Sadler, Jr., (17) Eugene J. Sheehy,
(18) Stephen G. Sheetz, (19) Herbert L. Washington, (20) Robert G. Wilmers

INSTRUCTION: To withhold authority to vote for any nominee’s, mark “For All Except” and write that nominee’s(s’) name(s) or number(s) in the space provided below.

Please be sure to date and sign	Date:
this proxy in the box below.

     Sign in box above.

2.	TO RATIFY THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE INDEPENDENT PUBLIC ACCOUNTANT OF M&T BANK CORPORATION FOR THE YEAR ENDING DECEMBER 31, 2006.	For ☐	Against ☐	Abstain ☐

IF PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS SPECIFIED OR, IF NOT SPECIFIED, WILL BE VOTED FOR BOTH PROPOSALS.

Mark here if you plan to attend the meeting.				☐

Mark here to sign up for future electronic delivery of Annual Reports and Proxy Statements.				☐

Mark here for address change and note change below.				☐

PLEASE SIGN EXACTLY AS YOUR NAME(S) APPEAR(S) ON THIS CARD.
When signing as an attorney, executor, administrator, trustee or guardian, please give full title. If a corporation or partnership, write in the full corporate or partnership name and have the President or other authorized officer sign. If shares are held jointly, each holder should sign, but only one signature is required.

+	*** IF YOU WISH TO VOTE BY TELEPHONE OR INTERNET, PLEASE READ THE INSTRUCTIONS BELOW ***	+

FOLD AND DETACH HERE IF YOU ARE VOTING BY MAIL
PROXY VOTING INSTRUCTIONS
Stockholders of record have three ways to vote:
1. By Mail; or
2. By Telephone (using a Touch-Tone Phone); or
3. By Internet.
A telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned this proxy. Please note telephone and Internet votes must be cast prior to 3 am, April 18, 2006. It is not necessary to return this proxy if you vote by telephone or Internet.

Vote by Telephone
anytime prior to
3 am, April 18, 2006
Call Toll Free on a Touch-Tone Phone.
1-888-216-1320

Vote by Internet
anytime prior to
3 am, April 18, 2006, go to
https://www.proxyvotenow.com/mtb
or
http://ir.mandtbank.com

Please note that the last vote received, whether by telephone, Internet or by mail, will be the vote counted.

ONLINE PROXY MATERIALS:
Access at https://www.proxyvotenow.com/mtb
or http://ir.mandtbank.com

Your vote is important!